Exhibit 5.1
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
July 28, 2011
The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
     Re:      Chefs’ Warehouse, Inc.
Ladies and Gentlemen:
     We have acted as counsel to The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,150,000 shares (including 150,000 shares subject to the underwriters’ over-allotment option) of the Company’s common stock, par value $0.01 per share, (the “Common Stock”), all of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Shares”). The Shares consist of shares of Common Stock that are issued and outstanding as of the date hereof. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Company’s Registration Statement on Form S-1 (Registration No. 333-173445) (the “Original Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Original Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters named therein (the “Underwriting Agreement”). The Shares are included in a registration statement on Form S-1 filed under the Act with the Securities and Exchange Commission on July 27, 2011 (the “Registration Statement”), which Registration Statement incorporates by reference the content of the Original Registration Statement, including the exhibits filed therewith.
     In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.
     This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on

The Chefs’ Warehouse, Inc.
July 28, 2011

the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.
Very truly yours,

/s/ Bass, Berry & Sims PLC